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Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)


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                                                          Second Quarter Ended              Year-to-date Ended
(In thousands, except per share amounts)             Sept. 9, 2000   Sept. 11, 2000   Sept. 9, 2000   Sept. 11, 1999
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
Earnings per share - basic
   Income available to common shareholders              $ 57,296         $ 45,482        $127,261        $112,203

   Weighted average shares outstanding                   132,321          122,483         132,130         120,853
   Earnings per share - basic                           $    .43         $    .37        $    .96        $    .93

Earnings per share - diluted
   Income available to common  shareholders             $ 57,296         $ 45,482        $127,261        $112,203

   Weighted average shares outstanding                   132,321          122,483         132,130         120,853
   Dilutive impact of options outstanding                    775            1,199             938           1,164
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   Weighted average shares and  potential
     dilutive shares outstanding                         133,096          123,682         133,068         122,017
   Earnings per share - dilutive                        $    .43         $    .37        $    .96        $    .92
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Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period.  Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.

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